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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Aventine Renewable Energy Holdings, Inc. for the registration of $155 million of debt securities and to the inclusion therein of our reports dated February 23, 2010, with respect to the consolidated financial statements and schedule of Aventine Renewable Energy Holdings, Inc., and the effectiveness of internal control over financial reporting of Aventine Renewable Energy Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri
September 10, 2010

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  Exhibit 23.1